Exhibit 99.1

SulphCo November 28, 2007 Investor Conference Call Prepared Remarks

Stan Farmer

Good afternoon and thanks to everyone for joining us. With me on the call today are Dr. Larry Ryan, SulphCo’s Chief Executive Officer and Mr. Brian Savino, SulphCo’s President. Please note that some of the information you will hear today may consist of forward-looking statements regarding revenue, memoranda of understanding, test results, margins, operating expenses, and future goals. Actual results or trends could differ materially from our forecast. For more information please refer to the risk factors discussed in our Forms 10-K and 10-Q on file with the SEC. SulphCo assumes no obligation to update any forward-looking statements or information as of their respective dates.

With that, I would like to turn the call over to Dr. Ryan to update you on the progress we have made since our last call with investors.

Dr. Larry Ryan

INTRODUCTION: Hello, this is Larry Ryan, CEO of SulphCo and I’m here with Brian Savino, President of SulphCo and Stan Farmer, Vice President and CFO of SulphCo. Before we get started, I would like to thank all of the people on the phone who have joined our investor call. As with our previous calls, our goal on this call is to update our current and future investors on a number of key items related to progress being made in the technology and operations of SulphCo.

The overall agenda for the conference call is as follows: We will begin with a 20-25 minute summary of the activities over the past few months, starting with a brief recap of the last investor call held in September and then focusing in several areas: technology development and performance, a discussion about the results from our trials in Fujairah, updates on our ongoing program in Europe, a commercial update from Brian, and a brief update on recent financial activities from Stan. We will then take questions for approximately 20-25 minutes.

RECAP FROM LAST CALL: In September, we updated you on areas of focus for the company including probe and technology development, ongoing projects in Europe, initial results from our work in Fujairah, and the move of the corporate headquarters to Houston, Texas.

Regarding technology development, in September we discussed our ongoing probe improvement and development programs and our plan to build and install a downscaled Sonocracking™ system that will allow for more detailed process refinement and optimization work in our laboratories in Houston.

We also provided an update on the status of our ongoing program with a testing partner in Europe, including a few delays that had put us behind schedule but that the cause of those delays had been remedied and that we expected to restart testing in the near future.

As concerns Fujairah, we provided updates on several items including the commissioning of one, 30,000 bbl/day plant as well as some of the initial results from our testing on a heavy fuel oil. The results were quite encouraging as we reported, and we were focused on procuring crude for the next round(s) of testing.

From a commercial standpoint, Brian Savino reiterated and reinforced our commitment to pursuing projects that will generate revenue for the company as soon as possible, and indicated that we were far down the path with a few potential customers.

Finally, we updated the progress made with the move of the corporate offices to Houston, TX.

INTRODUCTION

Turning to the current business of this conference call, I would first like to state how happy I am with the amount that the management team and employees have accomplished in a relatively short time during my tenure. I feel strongly that we have made significant progress in all facets of the business and are poised to start turning this company into a thriving commercial enterprise and our recent test results and discussions with potential customers supports this view. Although there still remains significant work to do, we have worked tirelessly to shore up all aspects of the technology to prepare it for wide-scale commercial adoption.

Starting the review of what has occurred since our last conference call, I will begin with a summary of our testing over the past few months in Fujairah including a discussion on the results and what they mean from a commercialization perspective.

FUJAIRAH:

I would like to turn our discussion to the results we were able to achieve during our testing in Fujairah. The purpose of these tests was to evaluate our equipment during full-scale commercial runs - it is one thing to be able to achieve results in a laboratory….it is another thing altogether to demonstrate your technology in a working commercial environment. To date, we have conducted four separate sets of trials:

1. The first two trials utilized a heavy fuel oil with the SulphCo Series II probe and parallel runs using the first (Series III) prototype Industrial Sonomechanics probe. The results of those trials, as described partially in an earlier press release, showed that under certain conditions we were able to produce more than 20% viscosity reduction, greater than 20% sulphur reduction, and an API increase of up to 3 pts.

2. For the third trial, we procured 2 crude oils (API 23.2, sulphur 2.5% and API 32.6 API and Sulphur 1.6%) for processing in Fujairah via tanker truck transport. We again ran a set of trials where we varied multiple process parameters (water level, overall flow rate, probe input power, etc.) and took multiple samples. The samples were sent to Caleb Brett and analyzed for the API and Sulphur levels, among several other characteristics. The results from the lab showed that under certain conditions we were able to improve the API by up to 2 points and reduce the sulphur content by up to 47%. These results were very encouraging, particularly with regard to the reduction in sulphur content (the economic relevance of which will be discussed in more detail in a minute), and perhaps the most exciting part of the trials was that both the ISM probe and the SulphCo Series II probe both performed well with respect to sulphur reduction, with the ISM probe demonstrating a 175% greater sulphur reduction of 47%.

Based on the results from the third set of trials, we scheduled another set of trials with the intent of repeating the conditions that had produced the large sulphur reductions in conjunction with the ISM probe. We ran the trials successfully and everything appeared to be in order from a process and probe operation perspective. Unfortunately, unknown to us at the time, the ISM probe had actually not been operating properly, something we were not able to detect during the operation due to the inability to monitor probe surface movement. Therefore, the results were not what we were expecting at the time, but now, as will be discussed below, we have applied a new measurement and control technology that allows us to monitor the actual probe amplitude in situ, so we can avoid this issue in the future. We are now in the process of scheduling another trial in Fujairah to repeat these tests (under the 3rd trial conditions) with a functioning probe with a real time amplitude measurement system which will allow us to continuously monitor the probe and process and therefore should produce consistent results.

Overall, we are very excited and encouraged by the results in Fujairah to date. They demonstrate that the process can produce significant changes in the properties of the crude oil under certain conditions and at full-scale.

The importance and relationship of API, Sulphur, and TAN characteristics of a crude oil to the corresponding market price are discussed in detail in a reference from a report jointly issued by the World Bank and the United Nations which states (as an excerpt):

"3. The model used is based on data for 56 crudes for the months from January 2004 to April 2005. The pooled cross-section time series estimation indicates that each extra degree of API gravity (relative to another crude) raises the relative crude price by US$0.007 per dollar of the Brent price, each 1 percent of sulfur lowers the price by US$0.056 per dollar of Brent, and each degree of TAN lowers the price by US$0.051 per dollar of Brent. The model, which has a high explanatory power overall and with respect to each of the key explanatory variables, confirms that the differential between crudes at current Brent prices will be large for low quality crudes, and that the differentials will widen as the Brent price increases."

This correlation underscores the benefits and lends great credibility to the fact that the type of improvements to crude oil that our technology can potentially provide are increasingly valuable and cover a wide range of oil characteristics. The data that we have produced to date from our facility in Fujairah, particularly with respect to sulphur reduction, demonstrates that the full-scale process can produce commercially viable results. What remains is to stabilize those results for a reasonable period of time, which is the target of our next set of tests to be performed in Fujairah.

OUR VALIDATION PARTNER IN EUROPE PROGRAM

As we announced, in a recent press release, that we have resumed testing with our European test partner, and have secured a steady flow of heavy, low sulphur-containing crude oil into the process. As we have also announced that we were able to run our SulphCo Series II probe for 19 hours continuously with the designed oil and water flows, a significant milestone in our technology program. This type of milestone is important because it proves to our current partner and other potential customers that the process can be operated for a relevant length of time without any significant operational issues, which is typically a large hurdle to any installation of a new technology. Also within this set of trials we were able to demonstrate a new measurement system for the ISM probe technology, which allows us to directly measure the amplitude of the probe tip, which in turn corresponds to the power being applied to the fluid in the reaction chamber. This is an important addition to our technology that allows us to have a knob to now “tune” the amplitude and power level being applied for a given oil and optimize the process for that oil.

As part of the testing program, we ran trials at several different operational conditions (varying water levels, flow rates, probe power, pressure, etc.), took both feed and treated samples for each condition, and sent those samples to a lab associated with our European test partner. We have received the analysis from the lab for that series of samples and we are in the process of a detailed look at how the varying process conditions effect the output of the Sonocracking™ process on this given oil. In parallel, we have our personnel on site this week in Europe performing the next round of tests, with the appropriate analysis to follow.

We will release and discuss these results in the future, with the consent of our European test partner, only after sufficient data has been compiled and appropriate analyses have been performed. However, we are able to use this data to continue refining our Sonocracking™ and in discussions with potential customers where the appropriate Non-Disclosure Agreements are in place.

PROBE DEVELOPMENT, STATUS, AND TECHNOLOGY APPROACH:

On November 15th we announced an agreement with Industrial Sonomechanics (ISM), which gives SulphCo an exclusive license for ISM’s patented ultrasound horn design as well as the rights to a patent pending reactor design. Our relationship with ISM dates back to March of 2007, when initial discussions took place regarding the technology potential. In April, we traveled to Moscow to meet with the principal scientists involved in the development of this proprietary probe technology. These scientists have spent decades developing ultrasound technology for a variety of applications within Russia. After our visit, we authorized Maerkisches Werks (MWH) to produce full-scale prototypes for testing in the laboratory. Once we were comfortable with a performing probe, we sent prototypes to Fujairah for full-scale testing on fuel oil and crude oil. While much remains to be done to refine and optimize the process, the results with respect to sulphur reduction were extremely encouraging. Based on these very promising initial, full-scale results and several discussions with the folks at ISM, we decided to pursue a license from ISM for the technology as well as a consulting agreement that will allow us to expeditiously adapt these probes to our process.

I am very excited to have secured this technology agreement with ISM and think that, in conjunction with the SulphCo-designed Series II probes, we will have a range of technology solutions to meet our customers’ varying needs.

The level of customer interest in our technology has increased dramatically, and Brian will go through a lot of the surrounding details in a few minutes. Notwithstanding the terrific response from potential customers, one of our biggest hurdles has been our inability to conduct small-scale runs on customer crudes for demonstration purposes. As you would expect, before a customer is ready to commit to a decision to deploy a new technology such as ours, that customer will first want to see data validating the performance of the process on their specific crude and/or fuel oil. Since there are over 150 different varieties of crude in the world, each having its unique properties, to evaluate the effectiveness of Sonocracking™ on any given crude requires a sufficient number of test runs under different operating conditions (water mixture, flow rate, probe power, frequency, etc.) to determine the optimum settings for the desired result (API shift, sulphur reduction, viscosity improvement etc.), and those settings may be very different depending on the customer objective. But to place a skid at the customer site without first understanding the potential effectiveness of the process on that customer’s crude, is not only economically prohibitive, but unappealing to the customer, who is reluctant to allow deployment at their facility without first having evidence of effectiveness on their crude.

To solve this problem, we have developed two solutions. First, we are in the process of completing the installation in Houston of a reduced scale version of our 5,000 bpd Sonocracking™ unit, a laboratory unit designed to run as little as 3/10ths of a barrel of crude a minute, and one designed to mirror the results of its 5,000 bpd big brother. MWH is now completing the manufacture of a reduced scale version of the new ISM probe for installation in this lab unit. This unit will allow us to conduct sufficient test runs on as little as one barrel of a customer crude to allow us to develop meaningful data on their specific crude.

The second part of this solution is the deployment in the Houston area, our backyard so to speak, of our existing 5k bpd skid, which will be converted into a mobile unit for use with upstream customers who are able to temporarily install the machine for continuous testing on their crude.  In short, this new scaled down replica and the mobile 5k skid will provide local and international customers with exactly the comfort level they need to progress to the next step of contractual negotiations.

Now that we’ve gone through the ongoing programs and technical developments, I would like to hand it over to Brian to go through the exciting opportunities we are developing on the commercial end of the business.

Brian Savino

Thank you Larry, and thank you to all of you for joining us on this conference call today. As Larry indicated to you at the beginning of his prepared remarks, our arrival at SulphCo was met with several challenges. While Larry has spent his time overcoming our technology challenges, I have been working to overcome our operational and business-level challenges. Although our jobs are never complete, and there will always be continued improvements to make, I am pleased to be addressing our shareholder and customer base today from a position of strength. We have accomplished a tremendous amount in the short time we have been here and I believe we are now at the operational commencement phase - a point where SulphCo can begin to migrate from a technology demonstration company to a true commercial enterprise. I would like to describe to you some of the milestones we have achieved and some of the items we look forward to completing in the near future.

First - as Larry pointed out, we completed several very successful test runs of crude oils in our operation in Fujairah. I cannot emphasize enough how crucial this was in enabling continued discussions with our potential customers. Although several had seen our early trial results and certifications by SGS and Nexidea, having the full, scaled-up results from our Fujairah operations was a significant step towards validating our technology and our process. This has opened several additional opportunities -- supplemental to those already available to us.

With these initial test results in-hand, we recently traveled to Canada to meet with several potential customers. I also had the pleasure of meeting with several US-based and South-America based customers. The initial feedback to these results and to our process was excellent. This was a wide spectrum of customers - each with different requirements. Some were upstream oil producers while others were midstream gathers / distributors. Because of their differing needs, some were more interested in the Sulphur reduction and API shift, while others were more interested in the viscosity reduction. In most cases, customers asked to send us samples of their own crude oil for testing in our Houston lab.

In short, the potential commercial response to our technology multi-phased tests has been overwhelmingly positive. We are diligently working to scale-up our operations to properly handle these customers' requests to provide laboratory-level data on their specific crude oils and/or fuel oils. While this will be a logistical challenge, it is also one that we are committed to meeting in a timely fashion. We believe that there exists the opportunity to close on several significant revenue-generating agreements in the near-future once we are able to provide these potential customers the required directional improvement consistent with those obtained in the FULL-SCALE testing we have already achieved.

In order to meet these requirements, we have begun the installation of a 50-500bpd skid in our Houston laboratory. Within the next two weeks, this machine should be up and running and fully outfitted with an appropriate-sized probe. This will essentially be a 1/100th-1/10th-scale replica of our Fujairah installation and will allow our potential customers to see the commercial-scale results we achieved in Fujairah on their own crude oils in our lab in Houston.

You may be wondering why we don't just have potential customers ship their crude samples over to Fujairah or use the 5k bpd skid we already have in Houston. The answer is this: shipping small quantities of sample crude (for example 300 barrels) from North or South America over to Fujairah would be a substantial logistical challenge as the current transportation infrastructure is geared towards much larger quantities of crude. As a result, potential customers wishing to see test-results on small quantities of their crude must ship their oils to our facility in Houston. We have built this replica machine in such a way that we can tune the application to suit the varying crude feed stocks to achieve the optimal results. Although the residence time in the machine will be similar to that of our production-scale machines, the flow rates on this machine will vary thus allowing for very precise measurements and applications of energy. Our existing 5k bpd skid, which is too large to handle small testing quantities of crude will be converted into a mobile unit for use in the Houston area with upstream customers wanting to install the machine for easy testing on their crude. In short, this new replica machine will provide customers with exactly the comfort they need to progress to the next step of contractual negotiations.

Additionally, as we referenced in our November 15th press release, we are excited to be bringing online our Korean facility during the second-half of December. At that time, our Korean facility will be up-and-running with the ISM probe in their 2k bpd skid. We have several potential customers in that region of the world who have seen our tests results and are anxious to begin testing on their own crude feed stocks. By having this machine up and running - particularly with the new probe that allows us to remotely monitor its progress - these potential customers will be able to test their crude oil just like the customers in this area of the world will be testing their oil here in Houston. We expect that some of our early commercial agreements may emanate from this region, as there exists there substantial pent-up enthusiasm for our process.

With each of these potential customer-specific tests, the sales cycle is relatively simple. Once we introduce them to the technology and the value-enhancement opportunities associated with it, we show them our commercial-scale test results. At that point, they typically ask for us to perform test results on their crude oils and if the results are directionally consistent and applicable to their crude and Fuel Oil, we can move forward to formulating a commercial agreement. We are moving to these final stages with several of our potential customers, and we are very hopeful that we will soon have revenue-generating agreements in-hand. Our go-forward plans are to facilitate a commercial revenue generating opportunity as soon as feasible, and as a reminder, the break-even level for SulphCo is only 30 thousand barrels-per day of installed capacity. We are going to be extremely mindful on which opportunities promise the highest probabilities of success. To be specific on what this means; we are looking at strategically placing our processing units operationally into sites that have:

1)· Oil having properties consistent with the greatest economic potential for SulphCo
2)· Expansion and Growth potential with same or other customers.
3)· Geographic and locational challenges.

During our last conference call employing our selecting criteria - we identified 5 potential customers that we considered candidates, based on their level of interest in our Sonocracking™ process; the list has now been expanded to 8.

We have a number of exciting opportunities in front of us and our task is to properly prioritize these and then monetize these in an efficient fashion. With our recent test results in-hand, accomplishing these goals are now within reach.

The Bottom-Line is this: Larry has been successful in improving the chemistry, physics, and manufacturing of our process. He has also been successful in demonstrating the commercial efficacy of our process during our tests in Fujairah. We have been successful in finding the right customers for our technology and giving them the information that has piqued their interest in our Sonocracking™ Technology. Now we have to execute on these opportunities by delivering small-scale customer-specific samples with results directionally consistent with our already proven technology. It is a relatively small challenge in comparison to the accomplishments thus far achieved, and I look forward to executing our plan; therefore delivering shareholder value.

With that, I would like to turn the call over to Stan.

Stan Farmer

Q4 2007 Warrant Exercises

On November 28, 2007, warrant holders having approximately 3.95 million of the 2007 warrants exercised approximately 50% (1.98 million) of their 2007 warrants at $2.68 per warrant resulting in proceeds to SulphCo of approximately $5.3 million. In connection with the exercise of these warrants, we agreed to grant the warrant holders new warrants on a one-to-one basis for each warrant exercised with an exercise price of $7.00 per warrant and a term of three years. In addition, these warrant holders were granted an option to exercise the remaining 50% of their 2007 warrants on the later of April 15, 2008 or 30 days following 2008 Annual Meeting of Shareholders in which SulphCo’s shareholders approve an increase of 10 million authorized shares on top of the 100 million currently authorized. If this option is exercised, the Company will issue additional new warrants on a one-to-one basis with an exercise price of $7.00 per warrant and a term of three years.

As a result of these actions, we believe that we will have sufficient resources to enable the Company to fund its operations well into the latter part of 2008. This will enable to Company to continue moving forward with its technology commercialization activities.

With that, I would like to turn the call back over to Larry.

Larry Ryan

COMMUNICATION PLAN: I want to take this opportunity to reiterate our communication plan: We will continue to hold quarterly conference calls to keep the investment community updated on the recent activities of the company and to answer investor questions. We will also, of course, continue to issue 8-Ks and press releases as material events warrant. As a leadership team, we want our investors to be as informed as possible on the relevant current events of the company.

SUMMARY: In summary, we are very happy with and encouraged by the current progress and direction of the company and ongoing programs. The data we have accumulated to date and the customer discussions we have been pursuing are providing confidence in our ability to make the Sonocracking™ process and thereby SulphCo a thriving commercial operation. While there is still remaining work to be accomplished, we are taking large steps forward towards accomplishing our goal of increasing shareholder value.

OPEN FOR QUESTIONS: Thanks for your attention. Now, I would like to open up the line for any questions.